Exhibit 99.2

Brian K. Finneran, Chief Financial Officer                                               4/29/08
bfinneran@statebankofli.com                                                         (516) 465-2251

STATE BANCORP, INC.
Declares Cash Dividend of $0.15

Jericho, N.Y., April 29, 2008 - The Board of Directors of State Bancorp, Inc. (NASDAQ-STBC), parent company of State Bank of Long Island, declared a cash dividend of $0.15 per share at its April 29, 2008 meeting. The cash dividend will be paid on June 16, 2008 to stockholders of record as of May 23, 2008.

State Bank of Long Island is the largest independent commercial bank headquartered on Long Island.  In addition to its seventeen branches located in the counties of Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho. The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.